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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM N-8A

                          NOTIFICATION OF REGISTRATION
                        PURSUANT TO SECTION 8(a) OF THE
                         INVESTMENT COMPANY ACT OF 1940

     The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration, submits the following information:

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Name:                                                National Investors Cash Management Fund, Inc.

Address of Principal Business Office
   (No. & Street, City, State, Zip Code):            55 Water Street, 32nd Floor
                                                     New York, New York 10041

Telephone Number (including area code):              (617) 557-0700

Name and address of agent for service
  of process:                                        John Pelletier
                                                     60 State Street, Suite 1300
                                                     Boston, Massachusetts  02109
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Check Appropriate Box:

     Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

                                                     |X| Yes   | | No


     Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf in the City of Boston and State of Massachusetts on the 21st day of October, 1996.

                               NATIONAL INVESTORS CASH MANAGEMENT FUND, INC.



                                        /s/ John E. Pelletier
                                        ----------------------------
                                   By:  John E. Pelletier
                                        President


Attest:  /s/ Christopher J. Kelley
         ------------------------------
         Christopher J. Kelley
         Secretary